Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment #2 to the Registration Statement on Form S-1 of our audit report dated May 29, 2025 (except for Note 8, as to which the date is July 1, 2025), with respect to the balance sheets of FG Merger III Corp. as of December 31, 2024 and 2023, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2024 and for the period from September 20, 2023 (inception) to December 31, 2023, and the related notes to the financial statements.

Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

July 17, 2025